Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Fourth Quarter Income From Continuing Operations Increased 29.8% to $0.14 Per Share Versus $0.10 Per Share Revenue Increased 20.8%

Full Year Results From Continuing Operations
Breakeven Versus A Loss of $0.39 Per Share in Prior Year

CONCORD, NEW HAMPSHIRE, February 26, 2008 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced financial results for the fourth quarter and 2007.

Fourth Quarter Results

For the three months ended December 31, 2007, income from continuing operations increased 29.8% to $1,002,000, or $0.14 per diluted share, compared to income from continuing operations for the fourth quarter of 2006 of $772,000, or $0.10 per diluted share.  Revenue increased 20.8% to $17,791,000 compared to $14,723,000 for the fourth quarter of 2006, reflecting a 17.0% increase in quarry revenue and a 26.3% increase in manufacturing revenue for this year's fourth quarter versus prior year.

On January 18, 2008, Rock of Ages announced that it had sold its retail operations, and would classify such operations as discontinued as of December 31, 2007.  The loss from discontinued operations for the fourth quarter of 2007 was $5,169,000, or $0.70 per share, which included an impairment charge of $5,816,000.  This compares to income from discontinued operations for the fourth quarter of 2006 of $1,328,000, or $0.17 per diluted share.

The net loss for the fourth quarter of 2007 was $4,167,000, or $0.56 per share. This compares to net income for the fourth quarter of 2006 of $2,100,000, or $0.27 per diluted share.

2007 Results

For the twelve months ended December 31, 2007, the Company achieved essentially breakeven results with a loss from continuing operations of $13,000.  This compares to a loss from continuing operations for 2006 of $2,848,000, or $0.39 per share.  Revenue from continuing operations increased 10.7% for 2007 to $55,545,000 compared to $50,157,000 for 2006.

The loss from discontinued operations for 2007 was $5,224,000, or $0.70 per share which includes an impairment charge of $5,816,000.  This compares to a loss from discontinued operations for 2006 of $2,517,000, or $0.34 per share.

The net loss for 2007 was $5,237,000, or $0.70 per share. This compares to a net loss for 2006 of $5,365,000, or $0.73 per share.

Outlook For 2008

"We currently expect both our quarry and our manufacturing segments to report higher revenue and operating income in 2008 than 2007.  What's more, with the sale of the retail division, we expect to reduce unallocated corporate overhead by approximately $1,400,000 this year versus last, and to cut interest expense roughly in half," said Chairman and CEO Kurt Swenson.

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Rock of Ages Fourth Quarter Income From Continuing Operations Increased 29.8% to $0.14 Per Share
February 26, 2008
Page Two

Balance Sheet Highlights

At December 31, 2007, Rock of Ages reported short-term borrowings under its line of credit of $10,498,000, current portion of long term debt of $5,160,000, which includes the amount of debt required to be paid from the proceeds of the sale of the retail division, and long-term debt under its loan facility of $13,861,000, or a total of $29,519,000.  The Company reduced total debt by approximately $4,414,000 during 2007.  In January 2008, the Company applied approximately $3,100, 000 of the $7,600,000 of the sale proceeds of the retail division to the revolving line of credit and the balance of approximately $4,500,000 to reduce the term loan, thereby reducing the total debt to about $22,000,000 at that time. The Company expects additional debt reduction out of operating cash flow during 2008.

Other Matters

At its regular meeting on February 21, 2008, the Board of Directors unanimously elected Donald Labonte, age 46, as President and Chief Operating Officer of Rock of Ages, and nominated him to be elected to the Board of Directors at the annual meeting of the shareholders in June along with Frederick Webster and Pamela Sheiffer, whose existing terms expire at the meeting. Mr. Swenson remains Chairman of the Board and Chief Executive Officer.

At the same meeting, as a part of the Company's ongoing effort to further reduce unallocated corporate overhead and thereby increase earnings, the Board of Directors unanimously determined that, after the conference call today, the Company will cease holding conference calls in connection with the issuance of press releases. In addition, commencing on April 1, 2008, all investor relations responsibilities will be handled directly by the Company. Kurt Swenson, the Company's Chairman and Chief Executive Officer, and Laura Plude, the Company's Chief Financial Officer, will be the principal contact persons for investor inquiries.

Conference Call

Rock of Ages has scheduled a conference call at 11:00 a.m. EST today.  The dial in number is (212) 231‑2902 and the reservation number is 21374920.  A live webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor.  A replay will be available after 1:00 p.m. EST at this same Internet addresses, or at (800) 633-8284, reservation #21374920.

About Rock of Ages
Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following:  our ability to successfully execute overhead reductions and productivity improvements in our quarrying and manufacturing operations; our ability to maintain compliance with our covenants in our credit facility; our ability to maintain and expand our relationships with independent retailers, cemeteries and other death care providers; changes in demand for our products; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of our branding programs; the excess or shortage of production capacity;  weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the period ended September 29, 2007.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached) #4497

ROCK OF AGES CORPORATION
Consolidated Statements Of Operations
(In thousands except per share data) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenue:
Quarry	$ 10,183	$ 8,701	$ 29,292	$ 26,088
Manufacturing	7,608	6,022	26,253	24,069
Total net revenue	17,791	14,723	55,545	50,157

Gross profit:
Quarry	2,865	2,515	6,403	5,326
Manufacturing	2,169	1,821	8,217	6,498
Total gross profit	5,034	4,336	14,620	11,824

Selling, general and administrative expenses:
Quarry	869	789	3,103	3,137
Manufacturing	1,172	932	4,214	4,105
Total SG&A expenses	2,041	1,721	7,317	7,242

Divisional operating income:
Quarry	1,996	1,726	3,300	2,189
Manufacturing	997	889	4,003	2,393
Divisional operating income	2,993	2,615	7,303	4,582

Unallocated corporate overhead	1,437	1,240	5,187	5,007
Insurance recovery ‑ quarry asset	--	--	(212)	(100)
Impairment of note receivable	--	--	--	100
Foreign exchange loss	83	12	120	28
Other (income) expense, net	(21)	(21)	(159)	(79)
Income (loss) from continuing operations before interest and taxes	1,494	1,384	2,367	(374)

Interest expense, net	413	516	1,844	2,001

Income (loss) from continuing operations before income taxes	1,081	868	523	(2,375)

Income tax expense	79	96	536	473

Income (loss) from continuing operations	1,002	772	(13)	(2,848)

Income (loss) from discontinued operations (Kershaw)	--	(24)	--	2
Gain on sale of discontinued operations (Kershaw)	--	614	--	614
Income (loss) from discontinued operations (Retail)	797	890	1,266	(2,555)
Interest allocated to discontinued operations	(150)	(152)	(674)	(578)
Impairment charge on discontinued operations (Retail)	(5,816)	--	(5,816)	--

Net income (loss)	$ (4,167)	$ 2,100	$ (5,237)	$ (5,365)

Per share information:
Net income (loss) per share ‑basic and diluted:
Income (loss) from continuing operations	$ 0.14	$ 0.10	$ 0.00	$ (0.39)
Discontinued operations	(0.70)	0.17	(0.70)	(0.34)
Net income (loss) per share ‑ basic and diluted	$ (0.56)	$ 0.27	$ (0.70)	$ (0.73)

Weighted average number of common
shares outstanding ‑ basic and diluted	7,416	7,399	7,416	7,399

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
($ in thousands) (Unaudited)

	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents	$ 1,961	$ 3,360
Trade receivables, net	11,713	11,902
Inventories	21,680	17,683
Other current assets	1,867	1,204
Assets of discontinued operations	14,266	11,070
Total current assets	51,487	45,219

Property, plant and equipment, net	31,786	32,699
Cash surrender value of life insurance	186	168
Intangibles, net	383	468
Goodwill	387	387
Long term investments	586	704
Other	1,149	1,025
Non-current assets of discontinued operations	--	13,718
Total assets	$ 85,964	$ 94,388

Liabilities and Stockholders' Equity

Current liabilities:
Borrowings under line of credit	$ 10,498	$ 13,218
Current installments of long‑term debt	5,191	20,726
Current installments of retirement benefits	584	567
Trade payables	1,794	2,049
Accrued expenses	2,303	2,068
Customer deposits	747	1,381
Liabilities of discontinued operations	6,748	6,986
Total current liabilities	27,865	46,995

Long‑term debt, excluding current installments	14,158	251
Salary continuation	5,531	5,818
Accrued pension cost	3,668	5,546
Deferred tax liability	55	56
Other	2,897	3,221
Total liabilities	54,174	61,887

Stockholders' equity:
Preferred stock -- $0.01 par value. Authorized 2,500,000
shares; issued and outstanding no shares	--	--
Common stock -- Class A, $0.01 par value. Authorized
30,000,000 shares; 4,677,467 and 4,660,800 issued and
outstanding at December 31, 2007 and 2006, respectively	47	47
Common stock -- Class B, $0.01 par value. Authorized 15,000,000 shares;
2,738,596 issued and outstanding as of December 31, 2007 and 2006	27	27
Additional paid‑in capital	65,657	65,551
Accumulated deficit	(32,033)	(26,796)
Accumulated other comprehensive loss	(1,908)	(6,328)
Total stockholders' equity	31,790	32,501
Total liabilities and stockholders' equity	$ 85,964	$ 94,388